Exhibit 10.21

Bitcoin Depot

3343 Peachtree Rd NE Suite 750

Atlanta, GA, 30305

678-435-9604

Bitcoindepot.com

December 9, 2024 Chris Ryan

Dear Chris:

On behalf of Bitcoin Depot Operating, LLC d/b/a Bitcoin Depot (“Bitcoin Depot”) it is my pleasure to extend you an offer of Full-time employment with Bitcoin Depot as Chief Legal Officer contingent on the successful completion of a employment verification, background check, credit check,motor vehicle report and pre-employment drug screen. We are excited about you joining Bitcoin Depot.

If you accept this offer, you will report to the COO. The starting salary offered for this position is

$300,000 annually, less applicable taxes and deductions, payable in accordance with our standard payroll process. Your tentative start date will be January 20, 2025 remotely. You will be eligible for a discretionary annual bonus of up to $100,000 of your base salary based on the overall performance of Bitcoin Depot as a company and personal KPIs as established by you and the COO (or your then-current supervisor). This bonus is based solely upon your base salary and not any additional payments or reimbursements made to you.

You will also be eligible for a prospective award of Restricted Stock Units (“RSUs”). Subject to approval by the Board of Directors and your execution of all required documentation (as provided by Bitcoin Depot), you will be eligible for an award of RSUs equal to 125,000 plus a one-time signing bonus grant of 25,000 RSUs. If the applicable conditions are met, the RSUs will be awarded in accordance with standard company policy in April of 2025.

This offer is not to be considered a contract guaranteeing employment for any specific duration and your employment, at all times, will remain at-will. As an at-will employee, both you and Bitcoin Depot have the right to terminate your employment at any time with or without cause. If you do not pass the employment verification, background check, credit check,motor vehicle report and pre-employment drug screen, this offer of employment will be rescinded. Further, your offer of employment is conditioned on you executing Bitcoin Depot’s Employment Covenants Agreement (as provided by Bitcoin Depot) and successfully completing all onboarding requirements.

You will also be eligible to receive certain benefits via Bitcoin Depot’s standard benefits program. Bitcoin Depot’s benefits package includes paid holidays, determined annually by Bitcoin Depot, paid-time-off and health benefits, subject to certain restrictions described in our employee handbook and in the benefit plan documents. You are eligible to accrue vacation time determined at 4.62 hours per pay period. This is equivalent to 15 days on an annual basis.

As a new employee of Bitcoin Depot, you will have an introductory period of 90 calendar days beginning with your first day of work. The introductory period will provide you an opportunity to learn about Bitcoin Depot and to demonstrate your ability to perform your new job efficiently. During this first 90 days, your job performance, hours, attendance and attitude will be carefully monitored and reviewed by your supervisor. At the end of the introductory period, your supervisor will evaluate your performance and make a recommendation concerning continued future employment. Your 90-day introductory period does not create a contract of employment between you and Bitcoin Depot for any period of time. Both before and after the introductory period, your employment with Bitcoin Depot will be “at will,” which means that it is not for a specified period and may be terminated either by you or Bitcoin at any time with or without cause or advance notice.

On your first day of employment, Bitcoin Depot will provide additional information about the company’s objectives, policies, benefit programs, and general employment conditions. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. For example, a valid U.S. passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility.

Additionally, a current driver’s license or voter’s registration card in addition to a social security card or a certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on the Form I-9 of the U.S. Citizenship and Immigration Services. Please contact Human Resources, at HR@bitcoindepot.com if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

Sincerely,If you wish to accept this offer, please return a signed copy of this offer letter by the close of business on December 12, 2024. After that date, the offer will expire. We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact Human Resources, at We look forward to working with you and hope you will find your employment a rewarding experience.